Exhibit 10.9

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and is effective December 5, 2006, (the “Effective Date”) by and between Targeted Genetics Corporation, a corporation having a principal place of business at 1100 Olive Way, Suite 100, Seattle, Washington 98101 (“TGC”), and Amsterdam Molecular Therapeutics B.V. (“AMT”), a corporation having a principal place of business at Meibergdreef 61, 1100 DA Amsterdam, The Netherlands.

RECITALS

WHEREAS, TGC has exclusively licensed the Licensed Patent Rights (relating to an AAV1 Vector gene delivery system) from the University of Pennsylvania as part of a license agreement entered into between TGC and the University of Pennsylvania (“UPenn”) with the effective date of June 1, 2002 (“UPenn Agreement”).

WHEREAS, AMT is developing an AAV1 product to treat LPL type 1 and LPL type 5 deficiency that requires a license to the Licensed Patent Rights and therefore seeks a license to the Licensed Patent Rights in the Field, as such terms are defined herein; and

WHEREAS, TGC is willing to grant such a license on the terms set forth herein and the University of Pennsylvania is willing to acknowledge such grant of a sublicense.

NOW THEREFORE, the parties agree as follows:

1.  DEFINITIONS

1.1                               “AAV1 Vector” means the adeno-associated virus serotype 1 vector technology which includes without limitation the AAV serotype 1 rep, cap, and ITR sequences and proteins whether utilized in whole or in part to deliver therapeutic genes into cells, and which is the subject of the Licensed Patent Rights

1.2                               “Affiliate” means any company or other legal entity other than AMT in whatever country organized, controlling, controlled by or under common control with AMT.  The term “control” means possession, direct or indirect, of the powers to direct, cause or significantly influence the direction of the management and policies of the company or entity in question, whether through the ownership of voting securities, by contract or otherwise.

1.3                               “Federal Government Interest” means the rights of the United States Government under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder, as such statute or regulations may be amended from time to time hereafter.

1.4                               “Field” means treatment of LPL deficiency type 1 and LPL deficiency type 5 by in vivo gene therapy utilizing an AAV1 Vector encoding the LPL gene.

1.5                               “Included CIPs” has the meaning given in Paragraph 1.9.

1.6                               “License” has the meaning given in Paragraph 2.1.

1.7                               “LPL” means Lipoprotein Lipase.

1.8                               “Licensed Patent Rights” means rights to any subject matter described or claimed in U.S. Patent Nos. [**]; and all foreign counterparts including all continuations, divisional, and any continuation-in-part applications, to the extent that such continuation-in- part (or any continuation or divisional thereof) has claims directed to subject matter enabled and described in U.S. Patent Nos. [**] and such claims are necessary or relevant for the Field ( collectively, “Included CIPs”); any patents issuing on said applications, continuing applications, divisional applications, including reissues and reexaminations thereof, and any foreign applications or patents corresponding directly thereto.

1.9                               “Licensed Product” means a product in the Field that, absent the License, would in the country of sale infringe any Valid Claim within the Licensed Patent Rights in such country.

1.10                        “Net Sales” means (a) the actual gross invoice price of Licensed Products sold by AMT or its Affiliates to any Third Party, less, to the extent included therein, the total of (i) ordinary and customary trade discounts; (ii) sales and excise taxes, and other similar taxes, customs duty and compulsory payments to governmental authorities actually paid or deducted and related to the sale (excluding what is commonly known as income taxes); and (iii) credits given to customers for rejects or returns of the product.  For purposes hereof, Net Sales shall not include sales of a Licensed Product from AMT to an Affiliate of AMT; it being intended that Net Sales shall only include sales to unrelated third-parties.

1.11                        “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including without limitation, a government or political subdivision, department or agency of a government.

1.12                        “Royalties” has the meaning given in Paragraph 4.1.

1.13                        ‘Third Party” means any Person other than AMT, TGC or any of their respective Affiliates.

1.14                        “Valid Claim” means

i)                                         a claim of an issued and unexpired patent included within Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

ii)                                      a claim of a pending patent application included within Licensed Patent Rights which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of the application, provided that no more than [**] years have passed since the earliest priority date for such application.

2.  GRANT

2.1                               TGC grants to AMT a non-exclusive, non-sublicensable license under the Licensed Patent Rights in each country of the world where there are Valid Claims of Licensed Patent Rights, to make, have made, develop, use, sell, offer to sell and import Licensed Products (the “License”).

2.2                               AMT acknowledges that in accordance with the Federal Government Interest, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency, including but not limited to the requirement that Licensed Products subject to sale in the United States must be substantially manufactured in the United States.  The license grant of this Article 2 is expressly subject to all of such rights.

2.3                               UPenn retains the reserved right to use, and to permit other for-profit or nonprofit organizations to use, the Licensed Patent Rights strictly for educational and for research purposes.  Any such rights of UPenn or a third party to practice the Licensed Patent Rights for educational or research purposes shall be royalty-free.

3.  CONSIDERATION AND MAINTENANCE FEES

3.1                               Upon signing this Agreement, AMT shall pay to TGC a $1,750,000 fee in consideration of the License.

3.2                               Upon the first anniversary of the Effective Date and upon each anniversary during the Term thereafter, AMT shall pay to TGC a $100,000 maintenance fee for maintenance of the License.

4.  ROYALTIES AND PAYMENTS

4.1                               AMT shall pay to TGC earned royalties based on Net Sales (“Royalties”) in the amount of: (i) [**] percent ([**]%) of the Net Sales of Licensed Products if cumulative Net Sales are less than $[**], or (ii) [**] percent ([**]%) of the Net Sales of Licensed Products if cumulative Net Sales are equal to or greater than $[**] but less than $[**], or (iii) [**] percent ([**]%) of Net Sales of Licensed Products if cumulative Net Sales are $[**] or more.  In the case other third party royalties are paid by AMT to Third Party licensors of intellectual property that is required for the composition of AAV1 , then [**] percent ([**]%) of such royalty actually paid to Third Parties shall be deducted from the royalty in 4.l(i), (ii) or (iii), with a minimum due to TGC of [**] percent ([**]%) if cumulative Net Sales of Licensed Products are less than $[**] or, [**] percent ([**]%) if the cumulative Net Sales of Licensed Products are greater than or equal to $[**] but less than $[**] or, [**]percent ([**]%) if the cumulative Net Sales of Licensed Products are greater than or equal to $[**].  The Net Sales thresholds in such section (i)-(iii) will be applied separately to each distinct Licensed Product, but where the same Licensed Product is packaged or labeled differently in different nations, or otherwise to accommodate the same to different markets or indications, the Net Sales thereof in all such nations, markets and indications shall be aggregated.

4.2                               In addition to the Royalties and other payments set forth herein, AMT shall pay TGC the following “Milestone Payments.” For the purposes of this Agreement, the [**].  For the purpose of clarity, the total payments for milestones achieved assuming both the LPL type 1 and 5 deficiency proceed through regulatory approval for marketing would be four million nine hundred and fifty thousand U.S. Dollars ($4,950,000):

Section	Milestone	Milestone Payments

4.2.1	[**]	[**]

4.2.2	[**]	[**]

4.2.3	[**]	[**]

4.2.4	[**]	[**]

4.2.5	Upon first regulatory approval (BLA or other) for each indication	[**]

4.3                               Royalties accruing to TGC shall be paid to TGC on a quarterly basis.  Each such payment will be for royalties which accrued within the most recently completed calendar quarter and payment shall be made by AMT within [**] days of the end of such calendar quarter.

4.4                               Milestone Payments shall be paid to TGC within [**] days of achievement.

4.5                               Royalty or Milestone Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to [**] percent ([**]%) per month (or the maximum allowed by law, if less).

4.6                               AMT must maintain complete and accurate books and records which enable the Royalties, fees, and payments payable under this Agreement to be verified.  The records for each calendar quarter must be maintained for [**] years after the submission of each report under Article 4.  Upon reasonable prior written notice to AMT from TGC, AMT shall permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm reasonably acceptable to AMT to inspect all books and records relating to the sales of Licensed Products by AMT as necessary to verify the same.  Access to these books and records pertaining to Net Sales must be made available no more than [**] for each Licensed Product, during normal business hours, and [**] for each Licensed Product during each of the [**] years after expiration or termination of this Agreement.  The accounting firm shall enter into appropriate obligations with AMT to treat all information it receives during its inspection in confidence.  The accounting firm shall disclose to the parties only whether such books and records are correct and details concerning any discrepancies, but no other information shall be disclosed to TGC.  The charges of the accounting firm shall be paid by TCG, except if a review or audit of such books and records of AMT determines that AMT has underpaid royalties on Licensed Products by [**] percent ([**]%) or more then AMT must pay the charges of the accounting firm in connection with such review or audit.  Notwithstanding the foregoing, AMT agrees to conduct, at its expense, an independent audit of sales and Royalties with respect to a Licensed Product at least every [**] years once annual sales of such Licensed Product are greater than [**] dollars ($[**]) per annum.  The audit shall address, at a minimum, the amount of gross sales by or on behalf of AMT during the audit period, the amount of funds owed to TGC under this Agreement, and whether the amount owed has been paid to TGC and is reflected in the records of the AMT.  A report by the auditors shall be submitted promptly to TGC upon completion.

4.7                               In the event that any patent or any claim thereof included within the Licensed Patent Rights shall be held invalid or unenforceable in a final decision by a court of competent jurisdiction from which no appeal has or can be taken, any and all obligation to pay Royalties based solely on such patent or claim shall cease as of the date of such final decision.

4.8                               Any component of Net Sales denominated in currencies other than U.S. Dollars shall be converted into U.S. Dollars in accordance with the provisions of this paragraph, and reported in U.S. Dollars.  All payments required under this Agreement from time to time shall be made in U.S. Dollars.  Any currency conversions shall be made using the average quarterly exchange rates published regularly by Citibank, New York, or its successor.  The average will be calculated by summing the exchange rates for the final business day of each of the three (3) months in the applicable calendar quarter and dividing by three (3).  All currency conversions will be calculated to an accuracy of three (3) digits after the decimal point.

5.  PATENT FILING, PROSECUTION AND MAINTENANCE

5.1                               As between the parties, TGC shall have the responsibility for the preparation, filing, prosecution and maintenance of the Licensed Patent Rights in the United States and foreign countries for which patent protection has been sought.  TGC shall maintain the Licensed Patent Rights in all territories for the maximum time period permitted by applicable law, including by timely paying all applicable maintenance fees and diligently prosecuting any patent applications and diligently defending any Third Party challenges to validity or enforceability.

6.  PATENT INFRINGEMENT

6.1                               In the event that AMT learns of the infringement of any Licensed Patent Rights by the manufacture, use or sale of a product in the Field, AMT shall so inform TGC in writing and shall provide TGC with reasonable evidence of such infringement.

6.2                               As between the parties, TGC shall have the first right but not the obligation to prosecute such infringement of the Licensed Patent Rights.  In the event such infringement relates specifically to the manufacture, use or sale of a product in the Field, AMT shall have the right but not the obligation to participate in such infringement litigation and be represented by counsel of its choice at its own expense.  In the event TGC notifies AMT that it will not bring such action as it relates specifically to the manufacture, use or sale of a product in the Field, AMT at it is own expense shall have the right to bring such action and shall cause TGC to be joined in such action in jurisdictions where it is necessary for TGC to be named in order for AMT to have standing in such infringement litigations; provided, however, that AMT shall allow TGC to participate and be represented by counsel of its own choice at AMT’s sole expense.  AMT shall not nor shall AMT cause TGC to settle or compromise any such suit in a manner that imposes any obligations or restrictions on TGC or grants any License Patent Rights without TGC’s written permission.

6.3                               Each party shall, at the request and expense of the party initiating such suit, cooperate in all respects, including being joined as a named party, and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.  No such suit shall be settled by a party in any manner which diminishes the rights of the other party hereto under this Agreement without the written agreement of both parties.

6.4                               Any legal action against a third party under this Section 6 shall be at the expense of the party on account of whom suit is brought and recoveries recovered thereby shall first be allocated to reimburse the expenses of the parties on a pro rata basis, after which, when the infringement relates to the manufacture, use or sale of a product in the Field,, any remaining recoveries shall belong to AMT and AMT shall pay TGC royalty amounts set forth in Section 4 on such remaining recoveries as if such recoveries were Net Sales.

7.  REPORTING

7.1                               AMT will make quarterly royalty reports to TGC on or before each [**] of each year (i.e., within [**] days from the end of each calendar quarter) and certified by the chief financial officer of AMT.  Each such royalty report will cover AMT’s most recently completed calendar quarter and will show: (a) the gross sales and Net Sales of Licensed Products sold by AMT during the most recently completed calendar quarter, including (i) all amounts invoiced, billed, or received; and (ii) the number of units and the country of sale; and (b) the Royalties payable hereunder with respect to such.  If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be provided by AMT to TGC.

7.2                               Progress Reports.

7.2.1                     AMT will provide TGC with a written plan relating to AMT’s development in the Field (the “Development Plan”) within [**] days after the signing of this Agreement by both parties.  The Development Plan will outline the disease indications, patient populations to be addressed, publicly available information on competition and estimates of development timelines for AMT’s products in the Field.  The Development Plan will separately address activities applicable to each Licensed Product.

7.2.2                     At or within [**] days following each anniversary of the Effective Date, AMT will provide TGC with a written progress report that describes any progress made against the Development Plan (as supplemented by progress reports, where applicable) submitted a year earlier and plans for development in the coming year.  AMT shall also notify TGC within [**] days of the first commercial sale of any Licensed Product.

7.2.3                     AMT will provide TGC with audited financial statements, produced by a certified public accounting firm, [**] days following the end of each of AMT’s fiscal years, as well as a copy of any management letter recommendations submitted by the auditors.

7.2.4                     Where applicable AMT will provide TGC with copies of reports such as Form 10-K and Form 10-Q filings made to the United States Securities and Exchange Commission or other similar regulatory agency outside of the United States.

7.2.5                     TGC shall keep the Development Plan, all such progress reports, financial statements and any other information AMT provided to TCG under this Section 7 confidential, other than the provision of such reports to the University of Pennsylvania as required under the UPenn Agreement, for five (5) years or until the time, if any, of the first commercial sale of any Licensed Product(s).

8.  TERM OF THE AGREEMENT

8.1                               Unless otherwise terminated in accordance with the terms of this Agreement, this Agreement shall be in force from the Effective Date until the last to expire Valid Claim of Licensed Patent Rights (the “Term”).

8.2                               Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

Article 6.4 Allocation of Patent Infringement Recovery
Article 11.2 Disposition of Licensed Products on Hand upon Termination
Article 13 Use of Names and Trademarks
Article 15 Limitation of Liability
Article 16 Indemnification
Article 19 Failure to Perform
Article 20 Governing Law

9.  TERMINATION BY TGC

9.1                               If AMT violates or fails to pay Royalties, Milestone Payments or fees under Articles 3 or 4, or (ii) breaches or fails to perform, or has any other default, under any contractual obligation of AMT to TGC and fails to repair any default in Sections 9.1(i) or 9.1(ii) within [**] days after receipt of such notice of breach, TGC shall have the right to terminate this Agreement by a second written notice (“Notice of Termination”) to AMT.  If a Notice of Termination is sent to AMT, this Agreement shall terminate fifteen (15) days after receipt of such notice unless other terms are mutually agreed upon.

9.2                               If AMT shall cease its operations other than in connection with a reorganization of its business in connection with a redomociliation or other corporate event unrelated to the solvency of AMT, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors then TGC shall have the right to terminate the License.

10.  TERMINATION BY AMT

10.1                        AMT shall have the right to terminate this Agreement at any time, effective sixty (60) days after receipt by TGC of a written notice of termination delivered pursuant to this section.

10.2                        AMT may terminate this Agreement with immediate effect by giving written notice to TGC, if TGC ceases its operations, becomes insolvent, applies for or consents to the appointment of a trustee, receiver or liquidator of its assets, or seeks relief under any law for the aid of debtors.  If TGC violates or fails to perform any material term or covenant of this Agreement, then AMT may give written notice of such default (“Notice of Default”) to TGC.  If TGC fails to repair such default within [**] days after receipt of such Notice of Default, AMT shall have the right to terminate this Agreement by a Notice of Termination to TGC, effective immediately.

11.  EFFECT OF TERMINATION, DISPOSITION OF LICENSED
PRODUCTS UPON TERMINATION

11.1                        Effect of Termination.  Upon the termination of this Agreement, except pursuant to Paragraph 10.2, the License granted by TGC to AMT hereunder shall revert to TGC.

11.2                        Upon termination of this Agreement for any reason, except pursuant to Paragraph 10.2, AMT shall have the right to dispose of all previously made or partially made Licensed Products, within a period of [**] months; provided, however, that the sale of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of Royalties at the rate and at the time provided herein and the rendering of reports.

11.3                        Upon termination of this Agreement for any reason, except pursuant to Paragraph 10.2, AMT shall pay, within [**] days to TGC, pursuant to Section 3 and 4, any and all amounts due within [**] days of receipt by TGC of a notice of termination from AMT.

11.4                        Upon the termination of this Agreement pursuant to Paragraph 10.2 or the termination of the UPenn Agreement, TGC’s rights hereunder shall be assigned directly to UPenn and shall remain in full force and effect under the terms hereof; and, provided that AMT is not in material breach of this Agreement, the rights and obligations of AMT herein (including but not limited to the License) shall continue in full force and effect without expansion, restriction, inhibition or diminution; provided that UPenn will require execution of an amended and restated license with AMT that will (i) restate Article 6, Patent Infringement, to reflect the corresponding provisions of UPenn’s then standard non-exclusive patent license agreement, (ii) limit any representations or warranties by UPenn under Article 14 of this Agreement to the representations made in Section 9.5 of the UPenn Agreement, (iii) omit Article 23 of this Agreement, and (iv) include Sections 12.1, 12.9 and 12.10 of the UPenn Agreement, substituting “AMT” in place of “Targeted” in each instance, see attachment A.  For clarity, the financial terms of this Agreement will remain unaltered.

11.5                        Nothing herein shall constitute a waiver of either party’s right to seek damages in the event of a material breach of this Agreement by the other party.

12.  PATENT MARKING

12.1                        AMT agrees to mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

13.  USE OF NAMES AND TRADEMARKS

13.1                        Unless required by law, nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto or the UPenn (including any contraction or abbreviation of the foregoing).

13.2                        Unless required by law, neither party shall disclose, at any time, the financial terms or events upon which financial obligations are triggered in the License, save that TGC and AMT shall have the right to do so (i) to the extent such disclosure is required in publicly filed financial statements or other public statements under rules governing a stock exchange (e.g., the rules of the United States Securities and Exchange Commission, NASDAQ, NYSE, Amsterdam, UKLA or any other stock exchange on which securities issued by either Party may be listed); and (ii) to its actual or potential investment bankers; (iii) to existing and potential investors in connection with an offering or placement of securities for purposes of obtaining financing for its business and to actual and prospective lenders for the purpose of obtaining financing for its business; and (iv) to a bona fide potential acquiror or merger partner for the purposes of evaluating entering into a merger or acquisition, provided, however, any such persons must be obligated to hold in confidence and not make use of such confidential information for any purpose.  A press release acknowledging the grant of the License by TGC to AMT shall be publicly disclosed by either or both parties, only upon mutual agreement of the text of such release by both parties.

14.  REPRESENTATIONS, WARRANTIES AND COVENANTS

14.1                        Each party hereby represents, warrants, and covenants to the other party as of the Effective Date as follows:

i)                                         such party (i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid, binding obligation of such party and is enforceable against it in accordance with its terms;

ii)                                      such party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such party would violate, any of the intellectual property rights of any other Person;

iii)                                   all necessary consents, approvals and authorizations of all governmental authorities and other Persons or entities required to be obtained by such party in connection with this Agreement have been obtained; and

14.2                        TGC hereby represents, warrants, and covenants to AMT as of the Effective Date that TGC is the exclusive licensee of the Licensed Patent Rights.  During the term of this Agreement, TGC shall use its best efforts not to encumber or diminish the rights granted to AMT hereunder, including, without limitation, by not committing any acts or permitting the occurrence of any omissions that would cause the breach or termination of the UPenn Agreement.  TGC shall promptly provide AMT with notice of any alleged breach or termination of the UPenn Agreement.  As of the date hereof, TGC is not in breach of the UPenn Agreement, and it is in full force and effect.

15.  DISCLAIMER OF WARRANTY; INDEMNIFICATION

15.1                        THE LICENSED PATENT RIGHTS AND LICENSED PRODUCTS ARE PROVIDED ON AN “AS IS” BASIS AND TGC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.  BY WAY OF EXAMPLE BUT NOT OF LIMITATION, TGC MAKES NO REPRESENTATION OR WARRANTY; (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE LICENSED PATENT RIGHTS AND LICENSED PRODUCTS UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS.  TGC SHALL NOT BE LIABLE TO AMT OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM THE USE OF THE LICENSED PATENT RIGHTS AND LICENSED PRODUCTS LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

15.2                        AMT will defend, indemnify and hold harmless TGC and its trustees, officers, agents and employees and UPenn and its trustees, officers, agents and employees both collectively and severally (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney’s fees) (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of (a) the development, use, manufacture, promotion, sale or other disposition of any Licensed Product by AMT or its collaborators or distributors; and (b) any breach by AMT of any covenant or agreement contained in this Agreement; and (c) the enforcement by an Indemnified Party of its rights under this Section.  Without limiting the foregoing, AMT will defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

15.2.1              any product liability or other claim of any kind related to the use by a third party of a Licensed Product that was manufactured, sold or otherwise disposed of by AMT, or its collaborators or distributors, pursuant to and within the scope of such relationships;

15.2.2              a claim by a third party that the use by AMT or its collaborators or distributors, pursuant to and within the scope of such relationships, of Licensed Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product by AMT infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party; and

15.2.3              clinical trials or studies conducted by or on behalf of AMT, or its collaborators or distributors, pursuant to and within the scope of such relationships, relating to the Licensed Products and Licensed Patent Rights, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study.

Notwithstanding the foregoing, however, the Liabilities shall not include, and in no instance shall AMT be required to indemnify any Indemnified Party with respect to, any liability, claims, lawsuits, losses, damages, costs or expenses to the extent the same are determined to be the result of any Indemnified Party’s gross negligence or willful misconduct.

15.3                        The Indemnified Party shall promptly notify AMT of any claim or action giving rise to Liabilities subject to the provisions of the foregoing Section.  AMT shall have the right to defend or to cause to be defended any such claim or action, at its cost and expense.  AMT shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on TGC or grants any rights to Licensed Patent Rights or Licensed Products (other than to the extent AMT has the right to grant such rights under this Agreement) without TGC’s prior written consent.  If AMT fails or declines to assume the defense of any such claim or action within [**] days after notice thereof, TGC may assume the defense of such claim or action for the account and at the risk of AMT, and any Liabilities related thereto shall be conclusively deemed a liability of AMT; provided however, that TGC shall not settle such claim or action if such settlement affects Licensed Patent Rights other than those specifically at issue in such claim or action without AMT’s written permission, which shall not be unreasonably withheld.  AMT shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred.  The indemnification rights of TGC or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

16.  INSURANCE

16.1                        AMT shall procure and maintain a policy or policies of commercial general liability insurance, including broad form and contractual liability, in a minimum amount of $[**] combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of AMT’s performance of this Agreement.

16.2                        AMT shall, upon commencement of clinical trials involving Licensed Products, procure and maintain a policy or policies of product liability insurance in a minimum amount of

$[**] combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of AMT’s performance of this Agreement.

16.3                        AMT shall provide TGC with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof.  Such certificates shall provide that AMT’s insurance carrier(s) notify TGC in writing at least [**] days prior to cancellation or material change in coverage.  TGC will retain such certificates and notices from AMT’s insurance carrier.

16.4                        TGC shall periodically review the adequacy of the minimum limits of liability specified herein.  Further, TGC reserves the right to require AMT to adjust such coverage limits in accordance with prevailing industry norms, to the extent TGC is required to do the same by UPenn pursuant to the UPenn Agreement.  The specified minimum insurance amounts shall not constitute a limitation on AMT’s obligation to indemnify TGC under this Agreement.

17.  NOTICES

17.1                        Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by a nationally recognized courier or by first-class certified mail, postage paid, to the respective addresses given below, or to such other address designated by written notice, or sent via facsimile transmission to the number specified below.

For AMT:	Meibergdreef 61
P.O.Box 22506
1100 DA Amsterdam
The Netherlands
Fax: 31 (0) 20 566 92 72
Attention: CFO

For TGC:	1100 Olive Way, Suite 100
Seattle, Washington 98101
Fax:+1 206 223-0288
Attention: Chief Executive Officer

18.  ASSIGNABILITY

18.1                        This Agreement is binding upon and shall inure to the benefit of the parties and their successors and assigns.

18.2                        This Agreement may not be assigned by AMT without first obtaining the express written consent of TGC.  TGC shall not unreasonably withhold consent for AMT to assign this Agreement to a Third Party in the event that AMT transfers all or substantially all of the business of AMT to which the License relates to a Third Party.  Such Third Party shall assume all royalty obligations to TGC hereunder.  TGC further acknowledges that it shall not be entitled to any Royalty or other compensation from the transaction pursuant to which the transfer to a Third Party of all or substantially all of the business of AMT to which the License relates took place.

19.  WAIVER

19.1                        It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

19.2                        UPenn, by its signature on this Agreement, expressly acknowledges and agrees (1) to the terms of this sublicense; (2) to the extent that any term of this sublicense is in conflict with the UPenn Agreement, the terms of this Agreement shall govern as to the rights and obligations of AMT to TGC and AMT to UPenn pursuant to this Agreement; and (3) to the extent any term of this sublicense is in conflict with the UPenn Agreement, other than the UPenn Agreement terms of Section 4.1.2 and 4.1.5, 4.3.2 and 4.3.3, the terms of this Agreement shall govern as to the obligation of TGC to UPenn as they relate to this specific Agreement.  TGC shall be obligated to comply with Sections 4.1.2, 4.1.5, 4.3.2 and 4.3.3 of the UPenn Agreement as they relate to the financial obligations of TGC to UPenn arising from the grant of this sublicense to AMT, unless mutually agreed otherwise between TGC and UPenn.

20.  FAILURE TO PERFORM

20.1                        In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

21.  GOVERNING LAW

21.1                        This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of laws, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.  Each party hereby submits itself to the non-exclusive jurisdiction of the federal or state courts located in the Commonwealth of Pennsylvania, and any courts of appeal therefrom, and waives any objection (on grounds of lack of jurisdiction, or forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any such courts, in connection with any action that may be brought in such courts.

22.  FORCE MAJEURE

22.1                        For a period of ninety (90) days, the parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances or regulations; strikes, lockouts or other serious labor disputes; and floods, fires, explosions, or other natural disasters.  When such events have abated, the parties’ respective obligations hereunder shall resume.

23.  RIGHTS IN BANKRUPTCY

23.1                        All rights and licenses (including but not limited to the License) granted under or pursuant to this Agreement by TGC to AMT are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Banckruptcy Code.  The parties agree that AMT, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and to the fullest extent permitted by law.

24.  MISCELLANEOUS

24.1                        The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The English language is the official language of this Agreement and that text of the Agreement shall prevail over any translation thereof.

24.2                        This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the dated recited on page one.

24.3                        No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

24.4                        This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

24.5                        If any provisions contained in this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby, provided that a party’s rights under this Agreement are not materially affected.  It is further the intention of the parties that in lieu of each such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or unenforceable, provision, but shall be valid, legal and enforceable.

IN WITNESS WHEREOF, both TGC and AMT have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

Amsterdam Molecular Therapeutics, B.V.		Targeted Genetics Corporation

By	/s/ Ronald HW. Lorijn	By	/s/ H. Stewart Parker

Name	Ronald H.W. Lorijn	Name	H. Stewart Parker

Title	CEO	Title	President and CEO

Acknowledged and accepted by:

The Trustees of the University of Pennsylvania

By	/s/ John S. Zawad, Ph.D.

Name	John S. Zawad, Ph.D.

Title	Managing Director

ATTACHMENT 1

Articles from the UPenn Agreement which would be added to this Agreement, pursuant to Section 11.4 of this Agreement.

9.5- Penn hereby represents that (i) to its knowledge it has the lawful right to grant the licenses granted herein, and (ii) all actions necessary with respect to due authorization, execution and performance of this Agreement to make it legal, valid, binding and enforceable with regard to Penn have been taken.

12.1        Targeted shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sale, use, import or export of products.  Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations hereunder are contingent upon compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Targeted that Targeted shall not export data or commodities to certain foreign countries without prior approval of such agency.  Penn neither represents that a license is not required nor that, if required, it will issue.

12.9        Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties hereto, the Covered Affiliates, or their permitted assigns, any benefits, rights or remedies.

12.10      Penn and Targeted shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, or handicap.

EXECUTION

UNIVERSITY of PENNSYLVANIA

First Amendment to License Agreement

This First Amendment to the License Agreement (as defined below) effective as of June 28, 2013 (this “Amendment”), is made by and between AmpliPhi Biosciences, Inc., successor in interest to Targeted Genetics, Inc., having a principal place of business at 4870 Sadler Road, Suite 300, Glen Allen, VA 23060 (“AmpliPhi”) and uniQure Biopharma B.V., formerly known as Amsterdam Molecular Therapeutics B.V., a Dutch limited liability company having a principal place of business at Meibergdreef 61, 1105 BA Amsterdam, The Netherlands (“uniQure”) and amends the License Agreement dated December 5, 2006 by and between AmpliPhi and uniQure (the “Agreement” or “License Agreement”).

Recitals

WHEREAS, AmpliPhi has exclusively licensed the Licensed Patent Rights (relating to an AAVI Vector gene delivery system) from the Trustees of the University of Pennsylvania (“Penn”) as part of a license agreement entered into between AmpliPhi and Penn with the effective date of June 1, 2002 and as subsequently amended and restated (“Penn Agreement”);

WHEREAS, uniQure has developed and is commercializing an AAVI product to treat LPL type 1 and LPL type 5 deficiencies that requires a license to the Licensed Patent Rights;

WHEREAS, AmpliPhi granted to uniQure a non-exclusive sublicense under the Licensed Patent Rights pursuant to the License Agreement, which does not permit further downstream sublicensing by uniQure; and

WHEREAS, uniQure desires to sub-sublicense certain of the Licensed Patent Rights to Chiesi Farmaceutici, S.p.A, an Italian Corporation (“Chiesi”) under a certain Commercialization Agreement between uniQure and Chiesi dated April 29, 2013, a complete and accurate copy of which has been provided to AmpliPhi and Penn, in order to more widely market and distribute the Licensed Products (the “Commercialization Agreement”).

NOW, THEREFORE, the parties hereto hereby agree as follows:

1)                                     Unless otherwise defined herein, capitalized terms will have the meanings given them in the License Agreement.  Section references are to the License Agreement, unless otherwise stated.

2)                                     The purported Amendment No. 1 dated March 12, 2012 to the License Agreement entered into between AmpliPhi and uniQure was not executed by, agreed to, or consented to by Penn and therefore was not properly executed.  For clarity, such Amendment No. 1 is hereby declared void in its entirety, ab initio, and is of no force or effect.  All terms of the original License Agreement, including the terms purported to be modified by Amendment No. 1, remain in full force and effect, except as expressly modified by this Amendment.

3)                                     Section 1.10 is hereby amended and restated in its entirety:

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1.10        “Net Sales” means (a) the actual gross invoice price of Licensed Products sold by uniQure, its Affiliates or its sublicensees to any Third Party, less, to the extent included therein, the total of (i) ordinary and customary trade discounts; (ii) sales and excise taxes, and other similar taxes, customs duty and compulsory payments to governmental authorities actually paid or deducted and related to the sale (excluding what is commonly known as income taxes); and (iii) credits given to customers for rejects or returns of the product.  For purposes hereof, Net Sales shall not include sales of a Licensed Product from uniQure, an Affiliate of uniQure or a sublicensee to another of these entities; it being intended that Net Sales shall only include sales to Third Parties.

4)                                     Section 1.13 is hereby amended and restated in its entirety:

1.13        “Third Party” means any Person, other than: (i) uniQure or its respective Affiliates, successors or assigns, (ii) AmpliPhi or its respective affiliates, successors or assigns, or (iii) sublicensees of uniQure, including Chiesi, or their respective affiliates, sublicensees, distributors, successors or assigns, or (iv) collaborators or distributors of uniQure or any of their respective affiliates, sublicensees, successors or assigns.

5)                                     New Section 1.15 is hereby added to the License Agreement immediately following Section 1.14:

1.15        “Restricted Sublicensing Rights” means a non-exclusive sublicense under the Licensed Patent Rights from uniQure to sublicensees of uniQure, including Chiesi, pursuant to the sublicensing conditions contained in this Agreement.

6)                                     Section 2.1 is hereby amended and restated in its entirety:

2.1          AmpliPhi grants to uniQure a non-exclusive license under the Licensed Patent Rights in each country of the world where there are Valid Claims of Licensed Patent Rights, to make, develop, use, sell offer to sell, and import Licensed Products, with Restricted Sublicensing Rights (the “License”).

7)                                     New Section 2.4 is hereby added to the License Agreement immediately following Section 2.3:

2.4          The Restricted Sublicensing Rights conferred upon uniQure shall be subject to the following terms and conditions:

a.                                      uniQure must obtain the prior written consent of AmpliPhi and Penn to any sublicense or to any amendment modification or waiver thereto, which consent shall not be unreasonably withheld.

b.                                      AmpliPhi and Penn hereby consent to the Commercialization Agreement in effect as of the date hereof, provided that (a) in the event of a conflict between the terms of the Commercialization Agreement and this Agreement, this Agreement shall control and (b) for clarity, Chiesi agrees

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to comply with the obligations of sublicensees hereunder, including but not limited to the obligations under this Section 2.4 and Sections 4.6, 16.2, 17, and that Penn is a third party beneficiary under the Commercialization Agreement to the extent relevant for or applicable to the sublicenses hereunder.

c.                                       Any sublicense shall be subject to the terms and conditions granted to uniQure under this Agreement.

d.                                      No sublicensee shall have the power to grant further sublicenses without the express approval of AmpliPhi and consent of Penn, which approval and consent shall not be unreasonably withheld, except that Chiesi may further sublicense its rights to sub-distributors ( each a “sub-sublicensee”) as provided in the Commericalization Agreement on condition that any such downstream sublicense agreement (“sub-sublicense”) requires the sub-sublicensee to comply with the applicable terms of this Agreement and prohibits further sublicensing.  For clarity, the sub-sublicensee shall be prohibited from further sublicensing.  Except when used in Section 1.15 and this Section 2.4 d. the term sublicense includes any sub-sublicense and the term sublicensee includes any sub-sublicensee.

e.                                       uniQure shall forward to AmpliPhi and Penn, within [**] days of execution, a complete and accurate copy written in the English language of any sublicense granted hereunder and any amendment, modification or waiver thereto.  AmpliPhi’s and Penn’s receipt of such sublicense shall not constitute an approval of such sublicense or a waiver of any of Penn’s or AmpliPhi’s rights or uniQure’s obligations hereunder.

f.                                        Notwithstanding any such sublicense, uniQure shall remain primarily liable to AmpliPhi for all of uniQure’s duties and obligations contained in this Agreement, and any act or omission of an Affiliate or sublicensee of uniQure which would be a breach of this Agreement if performed by uniQure shall be deemed to be a breach by uniQure of this Agreement.

8)                                     Section 4.1 is hereby amended and restated in its entirety:

4.1          uniQure shall pay to AmpliPhi earned royalties based on Net Sales (“Royalties”) in the amount of: (i) [**] percent ([**]%) of Net Sales of Licensed Products if cumulative annual Net Sales are less than or equal to $[**] US Dollars), (ii) [**] percent ([**]%) of Net Sales of Licensed Products if cumulative annual Net Sales are greater than $[**] US Dollars) but less than or equal to $[**] US Dollars), (iii) [**] percent ([**]%) of Net Sales of Licensed Products if cumulative annual Net Sales are greater than $[**] US Dollars) but less than or equal to $[**] US Dollars), and (iv) [**] percent ([**]%) of Net Sales of Licensed Products if cumulative annual Net Sales are greater than $[**] US Dollars).  The Net Sales thresholds in sections (i) - (iv) above will be applied separately to each distinct Licensed Product, but where the same Licensed Product is packaged or

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labeled differently in different nations, or otherwise to accommodate the same for different markets or indications, the Net Sales thereof in all such nations, markets and indications shall be aggregated.

9)                                     It is recognized and accepted by the parties that a Milestone as stated under Section 4.2.5 of the License Agreement was achieved on November 2, 2012 upon European regulatory approval for marketing authorization of Glybera indicated for treatment of LPL deficiency Type 1 (the “2012 Milestone”).  It is also recognized by the parties that a Milestone Payment for the 2012 Milestone (the “2012 Milestone Payment”) has not been made by uniQure to AmpliPhi.  Pursuant to Section 4.1.8 of the Penn Agreement, Penn is entitled to receive [**]% of said 2012 Milestone Payment from AmpliPhi, amounting to $[**] US Dollars).  As a negotiated settlement, not being construed to alter or set precedent for this milestone or the resulting Milestone Payments as they relate to regulatory approvals for future indications, and as full and final settlement for any obligation to uniQure that might remain to pay the 2012 Milestone Payment, uniQure shall pay the amount of USD [**] and AmpliPhi shall pay the amount of USD [**] due to Penn within [**] days after execution of this Amendment as a negotiated settlement for the 2012 Milestone Payment.  Further, AmpliPhi and uniQure agree to negotiate in good faith over the next [**] days concerning the license of additional rights from AmpliPhi, subject to existing license obligations and any consents required by Penn.  Penn shall be entitled to be part of these discussions between AmpliPhi and uniQure.

10)                              Section 4.6 is hereby amended and restated in its entirety:

4.6          uniQure, its Affiliates and sublicensees must maintain, complete and accurate books and records which enable the Royalties, fees, and payments payable under this Agreement to be verified.  The records for each calendar quarter must be maintained for [**] years after the submission of each report under Article 4.  Upon reasonable prior written notice to uniQure, uniQure must provide Penn and/or AmpliPhi with access to all of its books and records relating to the Sales of Licensed Products by uniQure, its Affiliates, and sublicensees in order to conduct a review or audit of those books and records.  Access to these books and records pertaining to Net Sales must be made available no more than [**] for each Licensed Product, during normal business hours, and [**] for each Licensed Product during each of the [**] years after expiration or termination of this Agreement.  If a review or audit of the books of uniQure determines that any of uniQure, its Affiliates, or sublicensees has underpaid royalties on a Licensed Product by [**] percent ([**]%) or more, uniQure must pay the documented costs and expenses of Penn and/or AmpliPhi and their accountants in connection with such review or audit.  Further, uniQure agrees to conduct, at Penn’s expense (except in the case of an underpayment, as provided in the preceding sentence), an independent audit of Sales and Royalties with respect to a Licensed Product at least every [**] years once annual Sales of such Licensed Product are greater than [**] US Dollars ($[**]) per annum.  The audit shall address, at a minimum, the amount of gross sales by or on behalf of uniQure, its Affiliates, or sublicensees

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during the audit period, the amount of funds owed to uniQure under this Agreement, and whether the amount owed has been paid to uniQure and is reflected in the records of uniQure.  A report by the auditors shall be submitted promptly to Penn and AmpliPhi upon completion.

11)                              Section 15.2 is hereby amended to require that any sublicensees indemnify Penn and its Trustees, officers, agents, and employees, both collectively and severally, to the same extent that uniQure indemnifies Penn under the current Section 15.2.

12)                              Section 16 is hereby amended to require that any sublicensees maintain insurance commensurate with the insurance that uniQure is required to maintain thereunder.

13)                              Section 17.1 is hereby amended and restated in its entirety as follows:

17.1        Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by a nationally recognized courier or by first-class certified mail, postage paid, to the respective addresses given below, or to such other address designated by written notice, or sent via facsimile transmission to the number specified below:

For uniQure:                                                                            Meibergdreef 61,
1105 BA Amsterdam
The Netherlands
Attn:
Fax:

For AmpliPhi:                                                                     4870 Sadler Road,
Suite 300
Glen Allen, VA 23060
Attn:
Fax:

A copy of each notice shall be delivered to Penn as follows:

Center for Technology Transfer
3160 Chestnut Street
Suite 200
Philadelphia, PA 19104
Attn: Executive Director
Fax: 215-898-9519

14)                              Section 24.3 is hereby amended and restated in its entirety as follows:

24.3        No amendment or modification hereof or waiver of obligations hereunder shall be valid or binding upon the parties unless made in writing and signed on behalf of each party, including, for clarity, Penn.

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15)                              This Amendment, together with the License Agreement, constitutes the entire agreement between the parties.

16)                              This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Amendment to be executed by their duly authorized representatives.

AMPLIPHI BIOSCIENCES, INC.

By:	/s/ Philip Young
Name:	Philip Young
Title:	CEO
Date:	17, July 2013

UNIQURE BIOPHARMA B.V.

By:	/s/ PJ Morgan
Name:	PJ Morgan
Title:	CFO
Date:	15, July 2013

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Acknowledged and Agreed:

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By:	/s/ John S. Swartley
Name:	John S. Swartley, PhD
Title:	Executive Director, Center for Technology Transfer
Date:	June 28, 2013

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